      As filed with the Securities and Exchange Commission on June 24, 2003
                              Securities Act Registration No. 333-_________
                                            Exchange Act File No. 001-31539
      =====================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       St. Mary Land & Exploration Company
             (Exact name of registrant as specified in its charter)

                  Delaware                                   41-0518430
      (State or other jurisdiction of                      (IRS Employer
       incorporation or organization)                   Identification No.)

                         1776 Lincoln Street, Suite 700
                             Denver, Colorado 80203
               (Address of Principal Executive Offices) (Zip Code)

                       St. Mary Land & Exploration Company
                                Stock Option Plan
                                       and
                       St. Mary Land & Exploration Company
                           Incentive Stock Option Plan
                            (Full title of the plans)

                               Mark A. Hellerstein
    Chairman of the Board of Directors, President and Chief Executive Officer
                       St. Mary Land & Exploration Company
                         1776 Lincoln Street, Suite 700
                             Denver, Colorado 80203
                     (Name and address of agent for service)

                                 (303) 861-8140
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

     Title of each                            Proposed       Proposed maximum
  class of securities    Amount to be     maximum offering  aggregate offering     Amount of
   to be registered       registered       price per share        price         registration fee
   ----------------       ----------      ----------------  ------------------  ----------------

   Common stock,       1,300,000 shares       $27.07(2)         $35,191,000       $2,846.96(3)
   $.01 par value(1)
   ---------------

(1)  Includes associated stock purchase rights under the registrant's shareholder rights plan adopted on July 15, 1999, as amended, that are deemed to be delivered with each share of common stock issued by the registrant and currently are not separately transferable apart from the common stock.
(2)  Solely for the purpose of computing the registration fee in accordance with
     Rule 457(h) under the Securities Act, the price shown is based upon the price of $27.07 per share, which is the average of the high and low selling prices for the registrant's common stock as reported on the New
     York Stock Exchange on June 20, 2003.
(3)  Calculated under Section 6(b) of the Securities Act as .0000809 of
     $35,191,000.

         This registration statement relates to the previously filed registration statements discussed below and is being filed under General
Instruction E. of Form S-8 in order to register additional shares of the same class as other securities for which registration statements filed on this form relating to the same employee benefit plans are effective.

         On June 25, 1997, the registrant filed a registration statement on Form
S-8 (File No. 333-30055) to register 754,614 shares of common stock, which included 700,000 shares of common stock issuable under the St. Mary Land &
Exploration Company Stock Option Plan and the St. Mary Land & Exploration
Company Incentive Stock Option Plan (the "Plans"). On April 21, 2000, the
registrant filed a registration statement on Form S-8 (File No. 333-35352) to register an additional 950,000 shares of common stock issuable under the Plans.
Under Rule 416, those registration statements are deemed to cover an additional
1,650,000 shares of common stock, or a total of 3,300,000 shares of common stock, as a result of a two shares-for-one share forward stock split effected in the form of a stock dividend distributed in September 2000. On May 22, 2002, the registrant filed a registration statement on Form S-8 (File No. 333-88780) to register an additional 1,000,000 shares of common stock issuable under the
Plans. The contents of the above registration statements are incorporated by reference into this registration statement. The registrant is now filing this separate registration statement to register an additional 1,300,000 shares of common stock which as a result of amendments to the Plans may be issued thereunder.

Item 8.           Exhibits.

         The following exhibits are furnished as part of this registration statement:

Exhibit
  No.    Description
-------  ---------------------------------------------------------------

5.1*     Opinion of Ballard Spahr Andrews & Ingersoll, LLP
23.1*    Consent of Deloitte & Touche LLP
23.2*    Information About Lack of Consent of Arthur Andersen LLP
23.3*    Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
         Exhibit 5.1)
23.4*    Consent of Ryder Scott Company, L.P.
24.1*    Power of Attorney (included in signature page hereof)
99.1*    St. Mary Land & Exploration  Company  Stock Option Plan, as amended on March 25, 1999, January 27, 2000, March 29, 2001, March 27, 2003 and
         May 22, 2003
99.2*    St. Mary Land & Exploration Company Incentive Stock Option Plan, as
         amended on March 25, 1999, January 27, 2000, March 29, 2001, March 27,
         2003 and May 22, 2003
----------------------------
* Filed herewith.

Signatures

         The Registrant. Pursuant to the requirements of the Securities Act of
1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 24, 2003.

                                         ST. MARY LAND & EXPLORATION COMPANY

                                         By: /s/ MARK A. HELLERSTEIN
                                             -----------------------
                                         Mark A. Hellerstein,
                                         Chairman of the Board of Directors,
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby authorizes, constitutes and appoints Mark A. Hellerstein his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her own name, place and stead, in any and all capacities, to sign any and all amendments
(including post-effective amendments and other amendments thereto) to this
Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and
Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing as he or she could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                        Title                        Date
-------------------------  -----------------------------------    -------------

                           Chairman of the Board of Directors,
/s/ MARK A. HELLERSTEIN    President and Chief Executive          June 24, 2003
-------------------------  Officer
Mark A. Hellerstein

/s/ RONALD D. BOONE        Executive Vice President, Chief        June 24, 2003
-------------------------  Operating Officer and Director
Ronald D. Boone

/s/ DAVID W. HONEYFIELD    Vice President - Finance, Secretary    June 24, 2003
-------------------------  and Treasurer
David W. Honeyfield

/s/ GARRY A. WILKENING     Vice President - Administration and    June 24, 2003
-------------------------  Controller
Garry A. Wilkening

/s/ BARBARA M. BAUMANN     Director                               June 19, 2003
-------------------------
Barbara M. Baumann

                           Director
--------------------------
Larry W. Bickle

/s/ THOMAS E. CONGDON      Director                               June 19, 2003
--------------------------
Thomas E. Congdon

/s/ WILLIAM J. GARDINER     Director                              June 18, 2003
--------------------------
William J. Gardiner

/s/ AREND J. SANDBULTE      Director                              June 19, 2003
--------------------------
Arend J. Sandbulte

                            Director
--------------------------
John M. Seidl

                                                                     EXHIBIT 5.1

           [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

                                                          June 23, 2003
St. Mary Land & Exploration Company
1776 Lincoln Street, Suite 700
Denver, Colorado  80203

         Re:      Registration Statement on Form S-8 for  Shares of Common Stock
                  --------------------------------------------------------------
                  Issuable Under Stock Option Plans
                  ---------------------------------

Ladies and Gentlemen:

         We have acted as counsel to St. Mary Land & Exploration Company, a
Delaware corporation ("St. Mary"), in connection with the filing of a
Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, an additional 1,300,000 shares of
St. Mary common stock, par value $.01 per share (the "Shares"), issuable from time to time upon the exercise of options ("Options") granted under the St. Mary
Land & Exploration Company Stock Option Plan, as amended, and the St. Mary
Land & Exploration Company Incentive Stock Option Plan, as amended
(collectively, the "Plans").

         In that connection, we have examined, and relied upon the accuracy of factual matters contained therein, the Plans and originals and copies, certified or otherwise identified to our satisfaction, of such other agreements, documents, corporate records and instruments as we have deemed necessary for the purposes of the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

         Based upon the foregoing, we are of the opinion that the Shares, when issued upon exercise of the Options granted under the Plans and upon payment of the option exercise price in accordance with the terms of the Plans, will be legally issued, fully paid and nonassessable.

         This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that might occur or be brought to our attention after the date hereof.

         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement.

                                  Very truly yours,

                                  /s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP

                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration
Statement of St. Mary Land & Exploration Company on Form S-8 of our report dated February 19, 2003, appearing in the Annual Report on Form 10-K of St. Mary
Land & Exploration Company for the year ended December 31, 2002.

/S/ DELOITTE & TOUCHE LLP
-----------------------------
Deloitte & Touche LLP

Denver, Colorado 80202
June 24, 2003

                                                                    EXHIBIT 23.2

            INFORMATION ABOUT LACK OF CONSENT OF ARTHUR ANDERSEN LLP

         The audit report of Arthur Andersen LLP dated February 18, 2002 (the
"Audit Report") with respect to the consolidated financial statements of St.
Mary Land & Exploration Company ("St. Mary") as of December 31, 2001 and
2000 and for each of the three years in the period ended December 31, 2001 included in St. Mary's Annual Report on Form 10-K for the year ended December
31, 2002 filed with the Securities and Exchange Commission ("SEC") on March 13,
2003 (the "2002 Form 10-K") incorporated by reference in this registration statement is a copy of the Audit Report previously issued by Arthur Andersen LLP and included with Arthur Andersen LLP's consent in St. Mary's Annual Report on
Form 10-K for the year ended December 31, 2001 filed with the SEC on March 19,
2002 (the "2001 Form 10-K") and St. Mary's Annual Report on Form 10-K/A for the
year ended December 31, 2001 filed with the SEC on March 25, 2002 (the "2001
Form 10-K/A"). The Audit Report was not reissued by Arthur Andersen LLP for inclusion with the 2002 Form 10-K, but a copy of the Audit Report was included in the 2002 Form 10-K in reliance on Rule 2-02(e) of Regulation S-X promulgated by the SEC.

         The 2002 Form 10-K is incorporated by reference in St. Mary's previously filed Registration Statements on Form S-8 (Registration Nos.
333-30055, 333-35352 and 333-88780) (collectively, the "Registration
Statements") incorporated by reference in this registration statement. Although
St. Mary obtained the consent of Arthur Andersen LLP to the incorporation by reference in the Registration Statements of the Audit Report included in the
2001 Form 10-K and 2001 Form 10-K/A, after reasonable efforts St. Mary has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference in the Registration Statements or in this registration statement of the Audit Report included in the 2002 Form 10-K. Therefore, in reliance on Rule
437a under the Securities Act of 1933 (the "Securities Act") St. Mary has not
filed a consent of Arthur Andersen LLP with this registration statement. As a result, with respect to transactions in St. Mary securities pursuant to this registration statement, investors will not be able to recover against Arthur
Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen
LLP as indicated in the Audit Report and incorporated by reference in this registration statement from the 2002 Form 10-K, or any omission to state a material fact required to be stated therein. In addition, due to the significant decline in size of Arthur Andersen LLP and their termination of operations after having been found guilty in June 2002 of federal obstruction of justice charges arising from the U.S. government's investigation of Enron, investors are unlikely to be able to exercise any effective remedies against or collect judgments from Arthur Andersen LLP.

June 24, 2003

                                                                    EXHIBIT 23.4

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

         The undersigned hereby consents to the incorporation by reference in the St. Mary Land & Exploration Company Registration Statement on Form S-8
(File No. 333-__________) of information contained in our reserve reports as of
January 1, 2001, 2002 and 2003 setting forth estimates of revenues from St. Mary
Land & Exploration Company's oil and gas reserves.

                            /s/ RYDER SCOTT COMPANY, L.P.
                            ------------------------------------
                            Ryder Scott Company, L.P.

Denver, Colorado
June 24, 2003